Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS COMPLETES

$30.6 MILLION FINANCING

RALEIGH, NC, November 10, 2003 – Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the completion on November 7, 2003 of a private placement of 1.7 million shares of common stock to select institutional investors. Net proceeds to the Company are approximately $29 million.

The Company intends to use the proceeds from the placement to pursue its strategic objectives, including the development of the products in its pipeline and the in-licensing/acquisition of additional products.

The securities issued in the offering have not been registered under the Securities Act of 1933, as amended, and cannot be offered or sold by the investors absent registration or an applicable exemption from registration. The Company intends to file a registration statement covering future resale of these securities by the investors.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include management of rapid growth, market acceptance for approved products, risks of regulatory review and clinical trials, intellectual property risks and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.